UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2018

Flexion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36287	26-1388364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Mall Road, Suite 301 Burlington, Massachusetts		01803
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 305-7777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Appointment of David Arkowitz as Chief Financial Officer

The board of directors (the “Board”) of Flexion Therapeutics, Inc. (the “Company”) appointed David Arkowitz as the Company’s Chief Financial Officer effective May 7, 2018. Mr. Arkowitz has also become the Company’s principal accounting officer and principal financial officer, replacing Michael D. Clayman, M.D., the Company’s President and Chief Executive Officer, in that role.

On May 7, 2018, the Company issued a press release announcing Mr. Arkowitz’s appointment and the commencement of his employment. A copy of the press release is furnished as Exhibit 99.1 hereto.

Prior to joining the Company, Mr. Arkowitz, age 56, was the Chief Operating Officer and Chief Financial Officer of Visterra, Inc., a private biopharmaceutical company, where he was employed since 2013. Since 2014, Mr. Arkowitz has also served on the board of directors and as chair of the audit committee of Spring Bank Pharmaceuticals, Inc., a public biopharmaceutical company. Prior to joining Visterra, Mr. Arkowitz was at Mascoma Corporation, a bioconversion company, where he served as Chief Financial Officer and General Manager, Mascoma Grain Tech. Previously, Mr. Arkowitz was Chief Financial Officer and Chief Business Officer of AMAG Pharmaceuticals, a commercial stage public biopharmaceutical company, where he had a broad range of operational and general management responsibilities. Prior to his tenure at AMAG, he served as Chief Financial Officer and Treasurer of Idenix Pharmaceuticals, Inc. where he assisted with the company’s initial public offering. Earlier in his career, he spent more than 13 years at Merck & Co., Inc., where he held roles of increasing responsibility, including as Vice President and Controller of the U.S. operations and Controller of Merck Research Labs, Merck’s global R&D division. Mr. Arkowitz obtained his B.A. in Mathematics from Brandeis University and his MBA in finance from Columbia University Business School.

There are no arrangements or understandings between Mr. Arkowitz and any other person pursuant to which he was appointed as an officer of the Company, and there is no family relationship between Mr. Arkowitz and any of the Company’s other directors or executive officers.

Employment Agreement with Mr. Arkowitz

In connection with his appointment as Chief Financial Officer, Mr. Arkowitz and the Company entered into an employment agreement, effective on May 7, 2018. Pursuant to the terms of his employment agreement, Mr. Arkowitz’s employment is at will and may be terminated at any time by the Company or Mr. Arkowitz. Under the terms of the agreement, Mr. Arkowitz is initially entitled to receive an annual base salary of $400,000 and an annual bonus of up to 40% of his annual base salary based upon the Board’s assessment of Mr. Arkowitz’s performance and the Company’s attainment of targeted goals in the Board’s sole discretion. In accordance with the agreement, Mr. Arkowitz was also awarded an option to purchase 115,000 shares of the Company’s common stock and a restricted stock unit award covering 30,000 shares of common stock pursuant to the Company’s 2013 Equity Incentive Plan. With respect to the option shares, 25% will vest on May 7, 2019 (the first anniversary of Mr. Arkowitz’s start date), with the remainder vesting in 36 equal monthly installments thereafter, subject to Mr. Arkowitz’s continued service. With respect to the restricted stock unit award, 25% of the shares will vest on each one-year anniversary of Mr. Arkowitz’s employment commencement date, such that all of the shares subject to the restricted stock unit award will be fully vested four years from start date of his employment, subject to Mr. Arkowitz’s continued service. Pursuant to his employment agreement, Mr. Arkowitz is entitled to severance benefits and other payments upon the occurrence of certain events. If Mr. Arkowitz is terminated without cause or resigns for good reason, in each case, other than in connection with a change of control, he is eligible to receive 15 months of continued base salary and reimbursement of COBRA health and dental premiums for up to 15 months. If Mr. Arkowitz is terminated without cause or resigns for good reason in connection with a change of control, then Mr. Arkowitz is eligible to receive 18 months of continued base salary, payments equal to his annual target cash bonus for the year in which the termination occurs, reimbursement of COBRA health and dental premiums for up to 18 months and 100% automatic vesting of any unvested time-based equity awards. Mr. Arkowitz also entered into the Company’s standard form of proprietary information, inventions, non-solicitation and non-competition agreement, as well the Company’s standard form of indemnity agreement for directors and officers.

The foregoing summary of Mr. Arkowitz’s employment agreement with the Company does not purport to be complete and is qualified in its entirety by reference to the complete employment agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of Flexion Therapeutics, Inc. dated May 7, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flexion Therapeutics, Inc.

Dated: May 7, 2018	By:	/s/ Mark S. Levine
Mark S. Levine General Counsel and Corporate Secretary